UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2022

RHYTHM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38223	46-2159271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

222 Berkeley Street

12th Floor

Boston, MA 02116

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (857) 264-4280

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RYTM	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 16, 2022, Rhythm Pharmaceuticals, Inc. (the “Company”) entered into a Revenue Interest Financing Agreement (the “Agreement”) with entities managed by HealthCare Royalty Management, LLC (collectively, the “Investors”). Pursuant to the Agreement and subject to customary closing conditions, the Investors have agreed to pay the Company an aggregate investment amount of up to $100.0 million (the “Investment Amount”). Under the terms of the Agreement, $37.5 million of the Investment Amount will be funded promptly after U.S. Food and Drug Administration approval of IMCIVREE (setmelanotide) in Bardet-Biedl Syndrome (“BBS”), an additional $37.5 million of the Investment Amount will be funded fifteen business days after IMCIVREE receives European Medicines Agency approval in BBS, and the remaining $25.0 million of the Investment Amount will be funded forty-five business days following achievement of a specified amount of cumulative net sales of IMCIVREE between July 1, 2022 and September 30, 2023.

As consideration for the Investment Amount and pursuant to the Agreement, the Company has agreed to pay the Investors a tiered royalty on annual net revenues of the Company, including worldwide net product sales and upfront payments and milestones (the “Revenue Interests”). The applicable tiered percentage will initially be 11.5% on annual net revenues up to $125 million, 7.5% on annual net revenues of between $125 million and $300 million and 2.5% on annual net revenues exceeding $300 million. If the Investors have not received cumulative minimum payments from the Company equal to 60% of the amount funded by the Investors to date by March 31, 2027 or 120% of the amount funded by the Investors to date by March 31, 2029, the Company must make a cash payment immediately following each applicable date to the Investors sufficient to gross the Investors up to such minimum amounts after giving full consideration of the cumulative amounts paid to the Investors by the Company through each date. The net revenue thresholds described above are not to be interpreted as financial guidance or projections for future net revenues of the Company.

The Investors’ rights to receive the Revenue Interests will terminate on the date on which the Investors have received payments equal to a certain percentage of the funded portion of the Investment Amount including the aggregate of all payments made to the Investors as of such date (each percentage tier, the “Hard Cap”), unless the Agreement is earlier terminated. The total Revenue Interests payable by the Company to the Investors is capped between 185% and 250% of the Investment Amount paid to the Company, dependent on the aggregate royalty paid between 2028 and 2032. If a change of control of the Company occurs, the Investors may accelerate payments due under the Agreement up to the Hard Cap plus any other obligations payable under the Agreement.

The Agreement includes customary events of default upon the occurrence of enumerated events, including non-payment of Revenue Interests, failure to perform specified covenants, the occurrence of insolvency proceedings, certain judgments and certain cross-defaults or certain revocations of the Agreement and the related transaction documents. In addition, the Agreement contains various representations and warranties, information rights, non-financial covenants, indemnification obligations and other provisions that are customary for a transaction of this nature. Upon the occurrence of an event of default, the Investors may accelerate payments due under the Agreement up to the Hard Cap plus any other obligations payable under the Agreement. Upon the occurrence of certain material adverse events or the material breach of certain representations and warranties, which will not be considered events of default, the Investors may elect to terminate the Agreement and require the Company to make payments to the Investors equal to the funded portion of the Investment Amount, minus payments received by the Investors in respect of the Revenue Interests, plus a specified annual rate of return. The Company’s obligations under the Agreement will be secured by a first priority perfected security interest in IMCIVREE and substantially all assets related thereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RHYTHM PHARMACEUTICALS, INC.

Date: June 16, 2022	By:	/s/ Hunter Smith
Hunter Smith
Chief Financial Officer